Exhibit 10(h)

  -207-

                   LINCOLN NATIONAL CORPORATION
                   DIRECTORS' VALUE SHARING PLAN
       (Including All Amendments Through November 14, 1996)


ARTICLE I - PURPOSE OF PLAN
     1.1  Establishment of Plan.  Lincoln National Corporation
(the "Corporation") adopts the Directors' Value Sharing Plan (the
"Plan") to provide the benefits specified in the Plan for members of the Board of Directors of the Corporation who are not employees of the Corporation or any of its affiliates or subsidiaries ("Non-Employee Directors").

     1.2 Purpose of the Plan. The purpose of the Plan is to provide Non-Employee Directors with an increased economic interest in the Corporation in order to attract and retain well-qualified individuals to serve as Non-Employee Directors and to enhance the identity of interests between Non-Employee
Directors and the shareholders of the Corporation.

     The Corporation intends that its Non-Employee Directors'
Base Compensation (i.e., retainer and meeting fees) approximate the median of that for peer companies within the industry. The
Plan is designed to provide additional compensation to Non-Employee Directors linked to overall return to the Corporation's shareholders.

     The Plan increases the Non-Employee Directors' financial interest in the Corporation through the payment of stock units based on:

     1) Performance of the Corporation's stock relative to a group of peer companies, and

     2)   Service on the Board.

ARTICLE II - ELIGIBILITY AND PARTICIPATION

     All Non-Employee Directors are eligible and shall participate in the Plan in accordance with the terms and conditions set forth herein.

ARTICLE III - VALUE SHARING AWARD:  STOCK PERFORMANCE
     3.1 Stock Units. At the end of (i) the one-year period ending December 31, 1996; (ii) the two-year period ending December 31, 1997; and (iii) the three-year period ending December 31, 1998 and each succeeding three-year period ending annually thereafter (each such period, a "Performance Cycle"), the Corporation shall award each Non-Employee Director a whole number of stock units (the "Stock Units"), as determined under
Section 3.2, in consideration for services rendered as a Non-Employee Director. Each Stock Unit shall represent an unfunded, unsecured obligation of the Corporation to pay an amount equal to the fair market value of a share of common stock of the Corporation ("Stock"), determined as of any business day by averaging the high and low sales price of the Stock quoted on the New York Stock Exchange Composite Listing on the preceding business day on which there were such quotations for the day in question.

      3.2 Calculation of Stock Unit Award. The number of Stock Units awarded to each Non-Employee Director at the end of each Performance Cycle shall be based on the total shareholder return on the Stock as compared with that of the peer companies set forth in Exhibit A (the "Peer Companies") for that Performance Cycle. For purposes of this Section 3.2, the Corporation's total shareholder return shall be equal to the sum of (i) dividends paid on Stock during the Performance Cycle; and (ii) the appreciation in the value of Stock based on the average closing prices of Stock on the last trading date for each of the three months prior to the beginning of the Performance Cycle and the last trading date for each of the three months prior to the end of the Performance Cycle. The total shareholder return for the Peer Companies shall be calculated in the same manner.

     For each Performance Cycle, each Director shall be awarded a whole number of Stock Units having a value as follows:

   Performance Relative                    Value of
   to Peer Companies                       Stock Units

          Median                           $ 0
          Top Tier (75th percentile)         16,000
          Top Company                        41,000

     If the Corporation's performance falls between the above referenced points, the value of the Stock Units awarded will be based on the interpolation of the value to be awarded between the relevant referenced points. To the extent that the formula described in this Section 3.2 does not result in a whole number of Stock Units, the result shall be rounded upwards to the next whole number such that no fractional Stock Units shall be issued under the Plan.

ARTICLE IV - VALUE SHARING AWARD: BOARD SERVICE

     4.1 In addition to the awards based on stock performance described in Article III, the Corporation shall award Stock Units in lieu of participation in any pension or other retirement program of the Corporation to each Non-Employee Director who on or before March 31, 1996, waived any entitlement under (or who never becomes entitled to benefits under) such a program.

     4.2 The number of such Stock Units to be granted each eligible Director shall be determined by (i) calculating the dollar amount (the "Level Funding") required to fund in equal quarterly payments over the Calculation Period (defined below) a notional lump sum amount payable as of age 70 of .185 of the current annual retainer multiplied by the number of quarters in the Calculation Period; and then (ii) applying the provisions of
4.3 through 4.9 of this Plan. The Level Funding shall be calculated assuming such payments were credited at the end of each calendar quarter commencing on the later of April 1, 1986, or the beginning of the calendar quarter which includes the date on which the individual first became a Non-Employee Director and terminating at the end of the Calculation Period and assuming an effective annual interest rate of 7.5% during the Calculation Period and during the period from the end of the Calculation Period to age 70. The Calculation Period shall be a period equal to the lesser of forty calendar quarters or the number of calendar quarters commencing with the calendar quarter which includes the date on which the individual's service as a Non-Employee Director began and ending with the calendar quarter immediately preceding the calendar quarter during which attainment of age 70 occurs. (See Exhibit B.)

     4.3. An initial grant of stock units shall be made to each Non-Employee Director who has waived benefits as provided in 4.1 above by calculating (i) the dollar amount that would have accumulated had such Level Funding outlined in 4.2 (i) above taken place during the period beginning the later of April 1, 1986 or the quarter which includes the date the individual became a Non-Employee Director and ending on March 31, 1996, including interest at 7.5% and dividing this amount by (ii) the value of a share of Stock determined in the manner set forth in 3.1 above (the "Stock Value") on March 31, 1996.

     4.4 For an individual who as of March 31, 1996 has served as a Non-Employee Director for a period equal to or greater than the Calculation Period, the initial grant as described in 4.3 above shall constitute the entire basic Board Service Value Sharing Award and shall be supplemented by additional Board Service grants only as provided in 4.6 below.

     4.5 For a Non-Employee Director who as of March 31, 1996 has not served as a Non-Employee Director for a period equal to or greater than the Calculation Period, the Corporation shall continue to make grants of Stock Units at the end of calendar quarters beginning April 1, 1996, and thereafter equal to the Level Funding amount calculated under 4.2 (i) divided by the Stock Value as of the date of grant until grants have been made for each of the remaining quarters in the Calculation Period during which the individual continues to serve as a Non-Employee Director.

     4.6 To the extent that the current annual retainer payable to Non-Employee Directors is increased in any year, each Non-Employee Director serving for such year shall also receive a grant of Stock Units equal to (i) .185 of the dollar amount of such increase times the number of quarters (to a maximum of forty) then served as a Non-Employee Director discounted at 7.5% interest from the Non-Employee Director's age 70 to the last day of the quarter during which such increase in retainer occurred, divided by (ii) the Stock Value as of the last day of the quarter in which such increase in retainer occurred.

     4.7 For a Non-Employee Director who, as of the date any increase in retainer occurs, has not served as a Non-Employee Director for a period equal to or greater than the Calculation Period, the amount of any quarterly payment made in quarters following the quarter during which the increase in retainer occurred will be increased to an amount equal to the then current quarterly payment times the ratio of the new retainer to the then current retainer.

     4.8 The beneficiary of a Non-Employee Director who dies while serving as a Non-Employee Director and who prior to March 31, 1996, waived his or her rights under any pension or retirement plan as provided in 4.1 above shall be entitled to receive an additional amount credited to his or her Account equal to the amount by which (i) the lump sum death benefit which would have been payable under the Lincoln National Corporation Directors' Retirement Plan had the Non-Employee Director continued to participate in that plan until his or her date of death exceeds (ii) the value as of the date of his or her death of the Stock Units calculated under the provisions of 4.2 through
4.7 and the Dividend Equivalent Payments provided by Article VI attributable to such Stock Units. No additional amount shall be credited under 4.8 if 4.8(ii) exceeds 4.8(i).

     4.9 In no event shall grants under this Article IV be increased or decreased to reflect increases or decreases in Stock
Value subsequent to the date of grant.

ARTICLE V - STOCK UNIT TERMS AND CONDITIONS

     Stock Units shall be represented by and recorded in a bookkeeping account set up in each Non-Employee Director's name (the "Account"). The following terms and conditions shall apply to Stock Units: (i) a Dividend Equivalent Payment, as defined in
Article VI below, shall be credited to the Account and shall have the same terms and conditions as the Stock Units; (ii) none of the Stock Units may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of; and (iii) the Stock Units and Dividend Equivalent Payments shall vest on the date the Non-Employee Director ceases to be a Director of the Corporation.

ARTICLE VI - DIVIDEND EQUIVALENT PAYMENTS
     As of each dividend payment date with respect to Stock, each Non-Employee Director shall be awarded a Dividend Equivalent Payment equal to the product of (i) the per share cash dividend payable with respect to each share of Stock on such date; and
(ii) the total number of Stock Units and Dividend Equivalent Payments credited to the Non-Employee Director's
Account, as of the record
date corresponding to such dividend
payment date, divided by the fair market value. The Dividend Equivalent Payments are subject to the restrictions specified in
Article V.

ARTICLE VII - PAYMENT OF BENEFITS
     As soon as practicable following the date the Non-Employee Director ceases to be a director of the Corporation (the "Date"), the Corporation shall pay to the Non-Employee Director (or his or her designated beneficiary) an amount equal in value to the Stock Units and Dividend Equivalent Payments credited to his or her Account in a lump sum valued as of the Date. In lieu of a lump sum, at age 70 or after, a Director who has so elected may receive payments in annual installments over a 5, 10 or 15 year period.

ARTICLE VIII - ADJUSTMENT UPON CHANGES IN CAPITALIZATION
     In the event of a Stock dividend, Stock split or combination, reclassification, recapitalization or other capital adjustment of shares of Stock, the number of Stock Units and the amount of Dividend Equivalent Payments credited to Accounts shall be appropriately adjusted by the Board of Directors of the Corporation, whose determination shall be final, binding and conclusive. The award of Stock Units pursuant to this Plan shall not affect in any way the right or power of the Corporation to issue additional Stock or other securities, to make adjustments, reclassification, reorganizations or other changes in its corporate, capital or business structure, to participate in a merger, consolidation or share exchange or to transfer its assets or dissolve or liquidate.

ARTICLE IX - TERMINATION OR AMENDMENT OF PLAN

     9.1 In General. The Board of Directors of the Corporation may at any time terminate, suspend or amend this Plan.

     9.2 Written Consents. No amendment may, without the written consent of such Non-Employee Director, adversely affect the right of any Non-Employee Director to receive any Stock Units or any Dividend Equivalent Payments previously awarded.

ARTICLE X - GOVERNMENT REGULATIONS

     The obligations of the Corporation under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by government agencies as may be deemed necessary or appropriate by the Board of Directors of the Corporation.

ARTICLE XI - MISCELLANEOUS

     11.1 Unfunded Plan. The Plan shall at all times be entirely unfunded. Any Account established and maintained under the Plan is solely for accounting purposes and shall not require a segregation of any assets of the Corporation. A Non-Employee Director's right to receive any payment under this Plan shall be no greater than the rights of an unsecured general creditor of the Corporation.

     11.2 Assignment; Encumbrances. Stock Units and Dividend Equivalent Payments under this Plan are not assignable or transferrable and shall not be subject to any encumbrances, liens, pledges or charges of the Non-Employee Director or his or her creditors. Any attempt to assign, transfer or hypothecate any Stock Units or Dividend Equivalent Payments shall be void and of no force and effect whatsoever.

     11.3 Applicable Law. This Plan shall be governed by the laws of the State of Indiana to the extent not preempted by Federal law.

     11.4 Headings. The headings in this Plan are for reference purposes only and shall not affect the meaning or interpretation of this Plan.

     11.5 Plan Administration. The Plan shall be administered by a DVSP Administration Committee (the "Committee"). At any date, the members of the Committee shall be those members of the Nominating and Governance Committee of the Board of Directors who are Non-Employee Directors as such term is defined in Section 16 of the Securities Exchange Act of 1934, as it may be amended from time to time. The Committee may not exercise its authority at any time there are less than 2 members. The Committee shall exercise its authority only by a majority vote of its members at a meeting or by a writing without meeting.

ARTICLE XII - EFFECTIVE DATE OF PLAN

     This Plan shall become effective as of January 1, 1996.



XLW/PCDocs No. 5580\2
February 12, 1997

                             EXHIBIT A

                      Peer Group Designations

     The following companies shall compose the Peer Group of companies for the 1996

Performance Cycle:

     Allstate Corp.
     ReliaStar (formerly The NWNL Cos.)
     First Colony Corp.
     Provident Life & Accident Ins. Co.
     American General Corp.
     SAFECO Corp.
     Providian Corp. (formerly Capital Holding Corp.)
     Torchmark Corp.
     CIGNA Corp.
     Transamerica Corp.
     Traveler's Inc.
     The Equitable Companies, Inc.
     USF&G Corp.
     USLIFE Corp.


                            Alternates:

                    1.  Equitable of Iowa Companies
                    2.  Reinsurance Group of America, Inc.
                    3.  Western National Corp.
                    4.  SunAmerica, Inc.


     If, as a result of a (1) merger, (2) consolidation, (3) liquidation, (4) similar corporate reorganization or restructuring, (5) insolvency, or (6) takeover, any of the members of this Peer Group of companies ceases to exist as a publicly-held corporation or if a Peer Group Company's primary business changes, the company so affected (the "terminated company") shall cease to be a member of the Peer Group, effective as of the beginning of the Performance Period during which such event occurred. In such event, the First Remaining company contained in the Alternate list shall replace the terminated company, provided that such designation shall be effective only with respect to Performance Periods beginning after the Performance Period during which the terminated company was removed. If it is necessary to replace more than one company during any Performance Period, a replacement company is paired with a terminating company based on the first company available from the Alternate list and the earliest date at which one of the terminating companies was deemed to cease to exist or changed its primary business.

                             EXHIBIT B

            DVSP Board Service Quarterly Contribution
         Calculated for $30,000 Retainer at 7.5% Interest

                 Become                 Calculation
                 Director               Period
                 at Age:                Quarterly
                                        Contribution:


                    69                  5,400
                    68                  5,205
                    67                  5,015
                    66                  4,829
                    65                  4,649
                    64                  4,473
                    63                  4,302
                    62                  4,136
                    61                  3,974
                    60                  3,817
                    59                  3,551
                    58                  3,303
                    57                  3,073
                    56                  2,858
                    55                  2,659
                    54                  2,473
                    53                  2,301
                    52                  2,140
                    51                  1,991
                    50                  1,852
                    49                  1,723
                    48                  1,603
                    47                  1,491
                    46                  1,387
                    45                  1,290
                    44                  1,200
                    43                  1,116
                    42                  1,039
                    41                    966
                    40                    899
                    39                    836
                    38                    778